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                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants


The Board of Directors
Emeritus Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-60323 and 333-05965) on Form S-8 and (No. 333-20805) on Form S-3 of Emeritus
Corporation of our report dated March 9, 2001, except as to notes 10 and 18, which are as of April 2, 2001, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive operations, shareholders' equity (deficit), and cash flows and the related schedule for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of Emeritus Corporation.

Our report on the consolidated financial statements and the related schedule contains an explanatory paragraph that states that the Company has incurred recurring net cash flow deficiencies from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

Our report furthermore refers to a change to the Company's method of accounting for start-up costs and organization costs in 1998.

/s/ KPMG LLP

Seattle, Washington
April 2, 2001